Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-11 of:

1)	Our report dated April 2, 2020 with respect to the audited consolidated financial statements of Generation Income Properties, Inc. for the years ended December 31, 2019 and 2018;

2)	Our report dated December 23, 2019 with respect to the audited statement of revenues and certain operating expenses of Greenwal, L.C. for the year ended December 31, 2018;

3)	Our report dated December 23, 2019 with respect to the audited statement of revenues and certain operating expenses of Riverside Crossing, L.C. for the year ended December 31, 2018.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 15, 2020